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                                                                    EXHIBIT 10.1




                            ASSET PURCHASE AGREEMENT




                                     BETWEEN



                            CCIR OF CALIFORNIA CORP.



                                       AND



                          FLEXIBLE CIRCUITS TECHNOLOGY




                          DATED AS OF NOVEMBER 17, 1997

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                                TABLE OF CONTENTS

                                                                          Page

RECITALS   ................................................................1

ARTICLE 1

           DEFINITIONS.....................................................1
           1.1       "Account Payment".....................................1
           1.2       "Accrued Employee Benefits"...........................1
           1.3       "Agreement"...........................................1
           1.4       "Assumed Liabilities".................................2
           1.5       "Bill of Sale"........................................2
           1.6       "Business"............................................2
           1.7       "Buyer"...............................................2
           1.8       "Buyer's Closing Certificate".........................2
           1.9       "CERCLA"..............................................2
           1.10      "Closing".............................................2
           1.11      "Closing Date.........................................2
           1.12      "Code"................................................2
           1.13      "Contracts"...........................................2
           1.14      "Corporate Documents".................................2
           1.15      "Damages".............................................2
           1.16      "Deposit".............................................3
           1.17      "Dollars".............................................3
           1.18      "Employee Benefit Plans"..............................3
           1.19      "Environmental Claim".................................3
           1.20      "Environmental Laws"..................................3
           1.21      "Environmental Release"...............................3
           1.22      "ERISA"...............................................3
           1.24      "Escrow Agent"........................................4
           1.25      "Escrow Instructions".................................4
           1.26      "Financial Information"...............................4
           1.27      "Fixed Assets"........................................4
           1.28      "Hazardous Materials".................................4
           1.29      "Insurance Contracts".................................4
           1.30      "Intangible Assets"...................................4
           1.31      "Inventory"...........................................5
           1.32      "Inventory Payment"...................................5
           1.33      "Knowledge"...........................................5
           1.34      "Law".................................................5
           1.35      "Lien"................................................5


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           1.36      "Permits"...............................................5
           1.37      "Premises"..............................................5
           1.38      "Purchase Price"........................................5
           1.39      "Purchased Accounts"....................................5
           1.40      "Purchased Assets"......................................6
           1.41      "Records"...............................................6
           1.42      "Retained Accounts".....................................6
           1.43      "Retained Assets".......................................6
           1.44      "Retained Liabilities"..................................6
           1.45      "Seller"................................................6
           1.46      "Seller's Closing Certificate"..........................6
           1.47      "WARN Act"..............................................6

ARTICLE 2

           PURCHASE AND SALE OF PURCHASED ASSETS;
           OTHER AGREEMENTS..................................................6
           2.1       Purchase and Sale.......................................6
           2.2       Payment of Purchase Price...............................7
           2.3       Calculation of Inventory Payment........................7
           2.4       Allocation of Purchase Price............................7
           2.5       Prorations..............................................7
           2.6       Referrals and Deliveries................................8
           2.7       Risk of Loss............................................8
           2.8       Access to Records.......................................8
           2.9       Employee Matters........................................8

ARTICLE 3

           REPRESENTATIONS AND WARRANTIES OF SELLER..........................9
           3.1       Organization; Business..................................9
           3.2       Authorization; Enforceability...........................9
           3.3       No Violation or Conflict................................9
           3.4       Purchased Assets.......................................10
           3.5       Financial Information..................................10
           3.6       Absence of Certain Changes; Conduct of Business........11
           3.7       Contracts..............................................12
           3.8       Performance of Contracts; Business Relationships.......12
           3.9       Accounts...............................................12
           3.10      Intangible Assets......................................13
           3.11      Licenses...............................................13
           3.12      Violations of Law......................................13
           3.13      Books of Account.......................................14


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           3.14      Disclosure.............................................14
           3.15      Brokers................................................14
           3.16      Taxes..................................................14
           3.17      Permits................................................14
           3.18      Environmental Matters..................................15
           3.19      Employment Matters.....................................16
           3.20      Litigation.............................................17
           3.21      Insurance..............................................17
           3.22      Nondisclosure Agreements...............................18
           3.23      Products...............................................18
           3.24      Pricing................................................18
           3.25      Distributors...........................................18
           3.26      Transactions with Related Parties......................19
           3.27      Customers and Suppliers................................19

ARTICLE 4

           REPRESENTATIONS AND WARRANTIES OF BUYER..........................19
           4.1       Organization...........................................19
           4.2       Authorization; Enforceability..........................19
           4.3       No Violation or Conflict...............................20
           4.4       Brokers................................................20

ARTICLE 5

           CERTAIN MATTERS PENDING THE CLOSING..............................20
           5.1       Full Access............................................20
           5.2       Conduct of Business....................................20
           5.3       Prohibited Action......................................21
           5.4       Preservation of Relationships..........................21
           5.5       No Default.............................................22
           5.6       Publicity..............................................22
           5.7       Compliance with Laws...................................22
           5.8       Exclusive Dealing......................................22
           5.9       Cooperation............................................22

ARTICLE 6

           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER.................23
           6.1       Compliance with Agreement..............................23
           6.2       Proceedings and Instruments Satisfactory...............23
           6.3       Litigation.............................................23
           6.4       Representations and Warranties.........................23


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           6.5       No Adverse Change......................................23
           6.6       Due Diligence..........................................23
           6.7       Inventory Payment......................................24
           6.8       Accrued Employee Benefits..............................24
           6.9       Leases.................................................24
           6.10      Deliveries at Closing..................................24
           6.11      Other Deliveries.......................................24
           6.12      Approvals and Consents.................................24

ARTICLE 7

           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER................25
           7.1       Compliance with Agreement..............................25
           7.2       Proceedings and Instruments Satisfactory...............25
           7.3       Litigation.............................................25
           7.4       Representations and Warranties.........................26
           7.5       Payment of Purchase Price..............................26
           7.6       Inventory Payment......................................26
           7.7       Deliveries at Closing..................................26
           7.8       Other Documents........................................26
           7.9       Approvals and Consents.................................26

ARTICLE 8

           INDEMNITY; TERMINATION; MISCELLANEOUS............................26
           8.1       Seller's Indemnity.....................................26
           8.2       Buyer's Indemnity......................................28
           8.3       Termination............................................29
           8.4       Rights on Termination; Waiver..........................29
           8.5       Breakup Fee............................................29
           8.6       Further Assurances.....................................30
           8.7       Survival of Representations and Warranties.............30
           8.8       Entire Agreement; Amendment............................30
           8.9       Expenses...............................................31
           8.10      Governing Law..........................................31
           8.11      Assignment.............................................31
           8.13      Counterparts; Headings.................................32
           8.14      Income Tax Position....................................32
           8.15      Taxes and Fees.........................................32
           8.16      Interpretation.........................................32
           8.17      Severability...........................................32
           8.18      No Reliance............................................32
           8.19      Bulk Sales Compliance..................................32


                                       iv
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           8.20      Legal Proceedings......................................33

SIGNATURES..................................................................25


                                        v
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                                    EXHIBITS

Exhibit                Description
-------                -----------
     1                 Bill of Sale
     2                 Buyer's Closing Certificate
     3                 Seller's Closing Certificate
     4                 Escrow Instructions
     5                 Payment of Purchase Price


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                                    SCHEDULES


Schedule No.                               Description
------------                               -----------
1.4                                        Assumed Liabilities
1.13                                       Contracts
1.27                                       Fixed Assets
1.31                                       Inventory
1.36                                       Permits
1.42                                       Retained Accounts
2.4                                        Allocation of Purchase Price
3.10(a)                                    Intangible Assets
3.10(b)                                    Intangible Asset Licenses
3.19(a)                                    Employees
3.19(b)                                    Employee Benefit Plans
3.19(e)                                    Unemployment Compensation
3.21(a)                                    Insurance Policies
3.21(b)                                    Insurance Claims
3.22                                       Nondisclosure Agreements
3.23                                       Products
3.24                                       Pricing
3.25                                       Distributors
3.26                                       Customers and Suppliers

                            ASSET PURCHASE AGREEMENT

           THIS ASSET PURCHASE AGREEMENT is made as of this 17th day of November, 1997, by and among CCIR OF CALIFORNIA CORP., a California corporation ("Buyer") and FLEXIBLE CIRCUITS TECHNOLOGY dba Dynaflex Technology, a California corporation ("Seller").


                                    RECITALS

           WHEREAS, Seller, is and has been engaged for many years in the ownership and operation of the Business; and

           WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain of the assets, rights and properties relating to the Business, on the terms and conditions set forth in this Agreement.

           NOW THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions, and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:


                                    ARTICLE 1

                                   DEFINITIONS

           When used in this Agreement, the following terms shall have the meanings specified:


           1.1 "Account Payment" shall mean $243,405, the amount of the Purchased Accounts net of Seller's accounts payable, discounted by ten percent.

           1.2 "Accrued Employee Benefits" shall have the meaning set forth in
Section 2.9(a).

           1.3 "Agreement" shall mean this Asset Purchase Agreement, together with the Schedules and Exhibits hereto, as the same shall be amended from time to time in accordance with the terms hereof.

           1.4 "Assumed Liabilities" shall mean only the obligations under the real and personal property leases of Seller which are specifically assigned to and assumed by Buyer and are listed and set forth on Schedule 1.4 hereto.


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           1.5 "Bill of Sale" shall mean the Bill of Sale and Assumption of
Liabilities, substantially in the form of Exhibit 1 hereto.

           1.6 "Business" shall mean the business conducted by Seller which consists of supplying flexible printed circuits and related interconnect technology products to original equipment manufacturers in the computer, data storage, medical device, aerospace, telecommunications and automotive industries.

           1.7 "Buyer" shall mean CCIR of California Corp., a California corporation.

           1.8 "Buyer's Closing Certificate" shall mean a certificate of Buyer, substantially in the form of Exhibit 2 hereto.

           1.9 "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. Section 9601, et seq., and the rules, regulations and orders promulgated thereunder.

           1.10 "Closing" shall mean the conference to be held on the Closing Date at the offices of Seller at 10:00 a.m. or such other time and place as the parties may mutually agree at which the transactions contemplated by this Agreement shall be consummated.

           1.11 "Closing Date" shall mean November 17, 1997, or such other date as Buyer and Seller may actually consummate the transactions contemplated by this Agreement.

           1.12 "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

           1.13 "Contracts" shall mean all of the agreements whether written, oral or implied, under which Seller conducts the Business. Said Contracts are listed and briefly described on or attached to Schedule 1.13 hereto.

           1.14 "Corporate Documents" shall mean Seller's corporate seal, minute books, charter documents, corporate stock, corporate record books and such other books and records as pertain to the organization, existence or share capitalization of Seller and such records as are necessary to enable Seller to file its tax returns and reports, and such other books and records not a part of the Records.

           1.15 "Damages" shall have the meaning set forth in Section 8.1(a) hereof.

           1.16 "Deposit" shall mean the deposit in the amount of $500,000 paid into the Escrow Account by Buyer contemporaneously with the Closing under this Agreement.

           1.17 "Dollars" shall mean the lawful currency of the United States of America.


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           1.18 "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock purchase plan, stock option plan, stock appreciation plan, benefit plan, benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan or any other plan or program to provide income or benefits to active or former employees of Seller.

           1.19 "Environmental Claim" shall mean any and all administrative, regulatory, judicial, or third party actions, suits, demands, demand letters, directives, claims, Liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any person or entity alleging damage or other adverse effect on the environment, or potential liability (including, without limitation, potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (i) the presence, or release into the environment, of any Hazardous Materials, contaminant, odor, audible noise, or other release into the environment from or at any location, whether or not owned by any Seller; or (ii) environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with the operation of the Business; or (iii) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or
(iv) any and all claims by any person or entity seeking damages, contribution, indemnification, cost, recovery, compensation or injunctive relief resulting from the presence or release of any Hazardous Materials.

           1.20 "Environmental Laws" shall mean all federal, state, local, foreign, and other applicable jurisdiction Laws relating to the environment or the use, disposal, existence, or release of any Hazardous Materials, including but not limited to any and all Laws concerning, affecting, controlling, or in any way relating to, whether in whole or in part, noise levels, ground vibrations, air pollutants, water pollutants, process waste water, or Hazardous Materials.

           1.21 "Environmental Release" shall mean any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

           1.22 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

           1.23 "Escrow Account" shall mean the deposit account or accounts established with the Escrow Agent for the Deposit.

           1.24 "Escrow Agent" shall mean Arizona Escrow Agency, which is the escrow agent selected by the parties hereto to monitor and service the Escrow Account.

           1.25 "Escrow Instructions" shall mean the agreement between the Escrow Agent and the parties hereto with respect to their various rights and obligations regarding the Escrow Account, the form of which is attached hereto as Exhibit 4.


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           1.26 "Financial Information" shall mean (a) the unaudited financial statements of the Business for the fiscal year ended December 31, 1996; (b) the unaudited interim financial statements of the Business for the quarter ended September 30, 1997; (c) the books and records of account of Seller relating to the Business; and (d) all other financial information relating to the financial condition of the Business delivered or to be delivered by Seller to Buyer.

           1.27 "Fixed Assets" shall mean the manufacturing, production, maintenance, packaging and/or testing machinery, equipment, supplies, furniture, office equipment, fixtures, molds, tools, spare and maintenance parts, any products currently under development, and all other real or tangible property owned by Seller and used by or useful to Seller in the operation of the Business, including but not limited to those assets which are listed and set forth on Schedule 1.27 hereto.

           1.28 "Hazardous Materials" shall mean: (a) any waste, hazardous waste, pollutant, contaminant, or hazardous or toxic substance as specified, listed, identified, or defined in (i) the Resource Conservation and Recovery Act, 42 U.S.C.A. Section 6901, et seq., and the rules, regulations and orders promulgated thereunder; (ii) CERCLA; (iii) the Clean Water Act, 33 U.S.C. 1251, et seq., and the rules, regulations and orders promulgated thereunder; (iv) the Clean Air Act, 42 U.S.C. 7401 et seq., and the rules, regulations and orders promulgated thereunder; (v) the Toxic Substances Control Act, 15 U.S.C. 2601, et seq., and the rules, regulations and orders promulgated thereunder; (vi) the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., and the rules, regulations and orders promulgated thereunder; (vii) the Occupational Safety and Health Act, 29 U.S.C. 651 et seq., and the rules, regulations, and orders promulgated thereunder; and (viii) any other applicable U.S. federal, state, local, foreign, or other statutes or Laws, and the rules, regulations, and orders promulgated thereunder; (b) asbestos; (c) formaldehyde; (d) polychlorinated biphenyls; (e) radioactive materials; (f) waste oil and other petroleum products; and (g) any other substance which constitutes a nuisance or hazard to the environment or to the public health, safety, or welfare.

           1.29 "Insurance Contracts" shall mean all contracts of insurance, insurance proceeds or claims made by Seller, relating to property or equipment repaired, replaced or restored by Seller prior to the Closing Date.

           1.30 "Intangible Assets" shall mean, all of the intangible assets owned or used by Seller in the Business, including but not limited to trade secrets, know-how, operating methods and procedures, proprietary information, processes, technical knowledge, formulae, advertising formats, logos, trademarks, trade designations, service marks, tradenames (including the name "Dynaflex Technology"), patents, copyrights, applications for any of the foregoing, goodwill, advertising and promotional rights, franchise rights, customer lists, telephone number(s), and related rights.

           1.31 "Inventory" shall mean all of Seller's inventories of raw materials and supplies, work in process, and finished goods owned or used in the Business, descriptions and quantities of which are listed and set forth on
Schedule 1.31 hereto.


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           1.32 "Inventory Payment" shall mean the payment for the Inventory set forth in Section 2.3 hereof.

           1.33 "Knowledge" shall mean, with respect to a corporate party, the knowledge of any stockholder, officer, manager, or supervisor of such party, or knowledge which any such person reasonably should have by virtue of his or her position with such party and, with respect to an individual party, the knowledge of such party after due inquiry.

           1.34 "Law" shall mean any federal, state, foreign, local or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, including any rules, regulations, and orders promulgated thereunder, and any final orders, decrees, consents, or judgments of any regulatory agency or court.

           1.35 "Lien" shall mean with respect to any asset: any mortgage, pledge, lien, charge, claim, restriction, reservation, condition, easement, covenant, lease, encroachment, title defect, imposition, security interest, inchoate lien, or other encumbrance of any kind and the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement related to such asset.

           1.36 "Permits" shall mean those permits, licenses, approvals, registrations, filings, notices, and governmental authorizations required for the conduct of the Business as presently conducted and the use of the Purchased Assets. Said Permits are listed and briefly described on Schedule 1.36 hereto.

           1.37 "Premises" shall mean the building in San Jose, California at which Seller conducts the Business.

           1.38 "Purchase Price" shall mean six million dollars ($6,000,000), the Inventory Payment, the Account Payment, and the assumption of the Assumed Liabilities.

           1.39 "Purchased Accounts" shall mean Seller's accounts receivable less than 90 days past due. Buyer shall have the right to payment of the Purchased Accounts that are not paid within 180 days after the Closing Date from the funds in the Escrow Account established with the Escrow Agent pursuant to the Escrow Instructions.

           1.40 "Purchased Assets" shall mean all assets of Seller used or useful in the conduct of the Business except the Retained Assets, including but not limited to the Purchased Accounts, Contracts, Fixed Assets, Intangible Assets, Inventory, Permits and Records.

           1.41 "Records" shall mean the books, documents and records owned or used by Seller in connection with the Purchased Assets, including personnel records, correspondence, governmentally required records, manuals, engineering data, designs, drawings, blueprints, plans, specifications,


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
lists, customer lists, computer media, software and software documentation, property records, manufacturing records, and other written materials.

           1.42 "Retained Accounts" shall mean Seller's accounts receivable more than 90 days past due, rights to payment for goods and services sold, notes and associated rights related to the Business, which are listed and set forth on
Schedule 1.42 hereto.

           1.43 "Retained Assets" shall mean the following assets of Seller as of the Closing Date which, although they relate to the Business, are not Purchased Assets and are to be retained by Seller: Retained Accounts, Corporate Documents, the name "Flexible Circuits Technology", all cash accounts, employee loans, and all other assets not included in the Purchased Assets.

           1.44 "Retained Liabilities" shall mean all liabilities of Seller which are not Assumed Liabilities

           1.45 "Seller" shall mean Flexible Circuits Technology dba Dynaflex Technology, a California corporation.

           1.46 "Seller's Closing Certificate" shall mean a certificate of the Seller, substantially in the form of Exhibit 3 hereto.

           1.47 "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, as amended.


                                    ARTICLE 2

                     PURCHASE AND SALE OF PURCHASED ASSETS;
                                OTHER AGREEMENTS

           2.1 Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement:

               (a) Seller shall sell, assign, convey, and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Purchased Assets; and

               (b) Buyer shall assume and agree to perform in accordance with and be bound by all of the covenants, terms, and obligations under the Assumed Liabilities. Except as otherwise specifically provided for herein, Buyer is not assuming any liabilities or obligations of Seller, and Seller shall satisfy all of the Retained Liabilities in the ordinary course of business.


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
           2.2 Payment of Purchase Price. At the Closing, Buyer shall pay the cash portion of the Purchase Price, less the Deposit, as set forth on Exhibit 5 hereto, and assume the Assumed Liabilities.

           2.3 Calculation of Inventory Payment. The Inventory Payment which shall be part of the Purchase Price shall be calculated as follows: (a) raw material and supplies shall be priced at the cost to Seller, and (b) work in process and finished goods shall be priced at the cost to Seller plus labor; provided, however, that (i) any raw material which has been in Seller's inventory for more than six months prior to the Closing Date, (ii) any raw material which has not been used by Seller against an order in the six months prior to the Closing Date, and (iii) any work in process and finished goods not supported by a current, non-cancellable customer order, will be excluded from calculation of the Inventory Payment and will be transferred by Seller to Buyer hereunder free of charge. For the purposes of this Section 2.3, "cost" shall mean the amount set forth on the original vendor invoice for the inventory. The descriptions and quantities of Inventory shall be listed and set forth by Seller on Schedule 1.31 hereto, and shall be validated through a physical inventory by Buyer at Buyer's expense prior to the Closing. The calculation of the Inventory payment shall be set forth in writing and approved by Buyer and Seller two days prior to the Closing Date.

           2.4 Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with Section 1060 of the Code and substantially as set forth on Schedule 2.4 hereto. Buyer and Seller shall cooperate with each other in the preparation and filing of I.R.S. Form 8594 in connection with the Purchase Price allocation. Neither Buyer nor Seller, nor any of their respective affiliates, shall take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with the allocation of the consideration unless required to do so by applicable Law.

           2.5 Prorations. All personal property taxes, real property expenses, rent, utility expenses, and other similar expenses in connection with the Purchased Assets if any, payable after the Closing shall be prorated, whereby Seller shall be responsible for that portion of the prorated expenses accrued for the period ending as of the Closing, and Buyer shall be responsible for that portion of the prorated expenses attributable to the period beginning as of the Closing. Prorated expenses shall be settled between the parties promptly after the determination from time to time of said prorated expenses.

           2.6 Referrals and Deliveries. After the Closing, Buyer shall promptly:

               (a) Deliver to Seller, in the form received with the addition of any required endorsements by Buyer, any cash, checks, or other payments received after the Closing Date by Buyer relating to the Accounts as well as the conduct of the Business after the Closing, but not relating to the Purchased Assets; and

               (b) Refer to Seller any and all inquiries or purchase orders from customers or suppliers of Seller or other persons relating to the Business.


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           2.7 Risk of Loss. Risk of loss with respect to the Purchased Assets shall remain with Seller until the Closing and shall pass to Buyer upon the Closing.

           2.8 Access to Records. Seller shall permit Buyer, and its attorneys, accountants, agents and designees, such access to, and right to copy, all books, papers and records of Seller which are not a part of the Purchased Assets, from and after the Closing Date hereof as Buyer may deem necessary or desirable. Any such examination shall be at the expense of Buyer, shall be performed during normal business hours at the place where such records are regularly maintained by Seller and shall not unreasonably interfere with the normal business activities of Seller. Seller shall notify Buyer at any time within the five (5) year period after the Closing Date if it intends to destroy any or all of the books, papers, and records described above, and Buyer shall have the right to review and remove any of such books, papers and records at Buyer's expense.

           2.9 Employee Matters.

               (a) After Closing, Buyer will offer employment to all employees of Seller other than the senior management employees identified on Schedule 3.19(a). Immediately prior to the Closing, Seller shall terminate the employment of any employees to be hired by Buyer. Seller and Buyer shall cooperate to provide an orderly transfer of accrued employee vacation and sick leave benefits from Seller to Buyer in order to preserve the benefits available to such employees. Seller shall prepare a comprehensive list of such accrued benefits by employee, as of the date ten (10) days prior to the Closing Date, shall value such benefits at the rates of pay in effect as of such date, and shall pay Buyer at the Closing cash equal to the value of such benefits (the "Accrued Employee Benefits").

               (b) With respect to employees of Seller who are not offered continuing employment with Buyer, Seller shall provide any notices to such employees required by the WARN Act, if applicable, and, Seller shall make all payments to said employees for wages, commissions, bonuses, vacations, severance and other similar forms of compensation owing to or accrued by such employees.

               (c) Subject to subsections (a) and (b) above, Buyer shall not be obligated to Seller or any other party for any labor-related obligations or liabilities arising out of any person's employment with Seller, and Seller agrees to satisfy said obligations and/or liabilities.

               (d) Seller and Buyer agree that the responsibilities for furnishing Form W-2s for the 1997 calendar year with respect to employees of the Business hired by Buyer in accordance with Section 2.10(a) hereof shall be Buyer's pursuant to the Alternative Procedure described in Section 5 of Rev. Proc. 83-66. Seller shall provide Buyer with all payroll and other records and documents (including, without limitation, Form W-4s) necessary for Buyer to comply with such Alternative Procedure.

               (e) Clemente M. Balangue shall provide services to Buyer for 180 days after the Closing Date sufficient to ensure that a smooth transition of the operation of the Business to the Buyer has occurred. For such services, (1) Nate Balangue shall be retained as an employee of Buyer at a salary of $80,000 per year paid monthly, and (2) Clemente M. Balangue shall receive compensation a rate of $10,000 per month starting 60 days from the Closing Date for the remaining 120 days in the 180-day period.

                                    ARTICLE 3

                    REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller represents and warrants to Buyer that:

           3.1 Organization; Business. Seller is a corporation duly and validly organized and existing and in good standing under the Laws of the State of California and has full corporate power to own its assets and to convey the Purchased Assets to Buyer pursuant to this Agreement. Seller is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which Seller conducts business.

           3.2 Authorization; Enforceability. The execution, delivery, and performance of this Agreement, and all of the documents and instruments required hereby, by Seller are within the corporate power of Seller and have been duly authorized by all necessary corporate action by Seller. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Seller, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, and sufficient to transfer and convey to Buyer all of Seller's right, title, and interest in and to the Purchased Assets.

           3.3 No Violation or Conflict. The execution, delivery and performance of this Agreement and the other documents and instruments to be executed and delivered by Seller pursuant hereto, and the consummation by Seller of the transactions contemplated herein or therein:

               (a) will not violate or conflict with any applicable Law;

               (b) will not require any authorization, consent, approval, exemption or other action by or notice to any government entity (including, without limitation, under any "plant closing" or similar law); or

               (c) will not violate or conflict with, or constitute a default (or event which, with notice or lapse of time, or both, would constitute a default) under, or will not result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the Purchased Assets under, any term or provision of the Seller's articles of incorporation or bylaws, or any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which Seller or any of the Purchased Assets may be bound or affected.

           3.4 Purchased Assets.

               (a) Seller owns and will convey to Buyer at Closing good and marketable title to all of the Purchased Assets (not including the Assumed Liabilities set forth on Schedule 1.4 hereto), free and clear of all Liens of any nature whatsoever. Seller is in sole possession of, and has sole control of, the Purchased Assets. None of the Purchased Assets is leased, rented, licensed, or otherwise not owned by Seller.

               (b) The Purchased Assets include all of the assets of Seller which are used in or necessary for the operation of the Business, excepting therefrom only any Retained Assets.

               (c) The Purchased Assets are in good operating condition and repair, normal wear and tear excepted, free from any defects (except minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Business), have been maintained consistent with the standards generally followed in the industry, and are sufficient to carry on the Business as previously conducted by Seller.

               (d) All of the tangible Purchased Assets are physically located on the Premises.

           3.5 Financial Information.

               (a) The Financial Information is accurate and complete in all material respects, was prepared in accordance with generally accepted accounting principles consistently applied throughout all periods, was prepared on a consistent basis, and presents fairly the financial condition and the results of operations of the Business as of the relevant dates thereof and for the periods covered thereby.

               (b) Seller has no material liabilities or indebtedness, contingent, absolute, accrued, or otherwise, in connection with the Business, other than as set forth in the Financial Information.

           3.6 Absence of Certain Changes; Conduct of Business.

               Except as set forth in this Agreement or the Exhibits hereto, since the date of the Financial Statements:

               (a) there has not been any material adverse change in the business, financial condition, results of operations or prospects (financial or otherwise) of Seller;

               (b) no event has occurred (or to the Knowledge of Seller is likely to occur) which so far as reasonably can be foreseen at this time, may result in any such change;

               (c) there has not been any loss, damage or destruction to the properties of the Seller (whether or not covered by insurance) materially adversely affecting Seller's business or properties;

               (d) there has not been any labor dispute or disturbance which has or may materially adversely affect the Seller's business;

               (e) the Seller has conducted its business only in, and has not taken any action other than in, the usual and ordinary course of its business; and

               (f) the Seller has not:

               (i) entered into any commitment or transaction (including, without limitation, any capital expenditure) other than in the ordinary course of business;

               (ii) granted any security interest in, mortgage, pledge or other lien or encumbrance affecting or relating to any of its properties or assets;

               (iii) sold or otherwise disposed of any assets or properties other than in the ordinary course of business or entered into any joint venture, partnership or other agreement with respect thereto;

               (iv) entered into any fixed term employment contract or deferred compensation arrangement with or granted any material increase in the compensation payable or to become payable to, any of its key employees, made any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for, or with any of its employees or instituted any retirement plan or policy for the issuance of severance pay; or

               (v) incurred or guaranteed any material liability (whether absolute or contingent and whether or not currently due and payable), or entered into or assumed any material contract, agreement, arrangement, lease (as lessor or lessee), license or other commitment, whether written or oral, other than in the ordinary course of business.

               (g) Seller knows of no facts, circumstances, or proposed or contemplated events which would materially adversely affect the operations, results, or prospects of the Business after the Closing Date.

           3.7 Contracts. Seller is not a party to any written or unwritten agreement that is material to the ongoing operations of the Business and that is not otherwise contained on Schedule 1.13 hereto and being assigned to Buyer hereunder.

           3.8 Performance of Contracts; Business Relationships.

               (a) Seller and, to the Knowledge of Seller, each party to each Contract, have performed in all material respects each term, covenant, and condition of each Contract which is to be performed by them at or before the date hereof. Each of the Contracts is in full force and effect and constitutes the legal and binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto. Except as conspicuously disclosed on Schedule 1.13, no Contract requires the written consent of, or prior notice to, any third party in order for Seller to assign such contract to Buyer hereunder.

               (b) Seller maintains a good business relationship with each of the customers and suppliers of the Business, and Seller knows of no unresolved complaint or dispute which presently exists.

               (c) Buyer will not be obligated or liable to any of Seller's vendors, suppliers, or other parties who may have or may have had a contractual relationship with Seller, unless said relationship arises from a Contract being assigned pursuant to Section 2.1 above or is otherwise an Assumed Liability.

           3.9 Accounts.

               (a) All of the Accounts have arisen from bona fide transactions by Seller, are collectable in the ordinary course, and no portion of any such Account is subject to counterclaim or set-off or, to Seller's Knowledge, is in dispute.

               (b) Since September 30, 1997, Seller has not discounted any accounts receivable relating to the Business in order to collect same or implemented any other collection procedures not consistent with Seller's past practices.

           3.10 Intangible Assets.

               (a) Schedule 3.10(a) lists all Intangible Assets relating to the Business in which Seller now has any interest, specifying whether such Intangible Assets are owned, controlled, used or held (under license or otherwise) by Seller, and also indicating which of such Intangible Assets are registered. All Intangible Assets shown as registered in Schedule 3.10(a) have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current.

               (b) Schedule 3.10(b) hereto sets forth all license and similar agreements that Seller is a party to with respect to intellectual property either licensed by or licensed to Seller in relation to the Business.

               (c) Seller owns the entire right, title, and interest in and to each of the patents, trademarks, and licenses set forth on Schedules 3.10(a) and 3.10(b) hereto, and all other Intangible Assets of the Business. Neither the Purchased Assets, nor the Business infringes on any intellectual property rights of others. There are no claims, demands or proceedings instituted, pending or, to the Knowledge of Seller, threatened, by any third party pertaining to or challenging Seller's rights to any of the intellectual property rights used in the Business. Seller knows of no facts which would render any of the intellectual property rights used in the Business invalid or unenforceable. All patents, patent applications, and rights to discoveries or inventions (whether or not patentable) owned or held by any officer, director, employee, former employee, or independent contractor engaged by Seller and relating to the Business have been, or on or prior to the Closing Date shall have been, duly and effectively transferred to Seller.

           3.11 Licenses.

           There are no license or similar agreements that Seller is a party to with respect to intellectual property either licensed by or licensed to Seller in relation to the Purchased Assets.

           3.12 Violations of Law.

               (a) None of the present or past operation of the Business, the products of the Business, or the Purchased Assets violates or conflicts, in any material respect, with any Permits, any Law (including Environmental Laws), governmental specification, authorization, or requirement, or any decree, judgment, order, or similar restriction. To the Knowledge of Seller, neither Seller nor any supplier of Seller is the subject of an inspection or inquiry regarding violations or alleged violations of any Law by any other state, federal, or local agency.

               (b) There are no proceedings, threatened proceedings, orders, notice of violations, inspection reports, and other similar occurrences, if any, relating to the conduct of the Business or the Purchased Assets.

               (c) Seller has not been the subject of an Occupational and Safety Health Administration inspection, or found by any agency to be in violation of any state or federal occupational safety or health Law in the conduct of the Business.

           3.13 Books of Account. The books of account of the Business relating to the Purchased Assets are complete and correct in all material respects, and reflect all transactions entered into by Seller or to which Seller is a party and which relate to the Purchased Assets.

           3.14 Disclosure. Seller has furnished to Buyer complete and accurate copies or originals of all documents and/or information requested by Buyer. No disclosure (including the Schedules hereto) or statement of fact by Seller contained in this Agreement and no disclosure or statement of fact furnished or to be furnished by Seller to Buyer pursuant to this Agreement or pursuant to Buyer's due diligence contains or will contain any untrue statement of a material fact or omits or will omit to state any item or a material fact necessary in order to make the statements herein or therein contained not misleading. The Schedules to this Agreement are complete and accurate in all material respects with respect to the information the Schedules purport to provide.

           3.15 Brokers. Seller shall pay and be responsible for any brokers', finders', or similar fee it has incurred in connection with the transactions contemplated by this Agreement.

           3.16 Taxes. Seller has paid or made provision for all federal, state, and local taxes or other governmental charges with respect to the Business and/or Purchased Assets that may or could follow the Purchased Assets or otherwise affect Buyer after the consummation of the transactions contemplated herein. All required returns and reports with respect to such taxes and charges have been duly and timely filed.

           3.17 Permits. The Permits listed on Schedule 1.36 constitute all licenses, permits, approvals, qualifications, and governmental specifications, authorizations, registrations, or requirements which Seller currently has in connection with the Purchased Assets or the Business (including the products thereof) and constitute all such licenses, permits, approvals, qualifications, and governmental specifications, authorizations, registrations, and requirements necessary for the ownership or use of the Purchased Assets or conduct of the Business as currently conducted by Seller.

           3.18 Environmental Matters.

           Buyer and Seller have reviewed the Phase I Environmental Assessment conducted by Aquifer Sciences, Inc. in November 1997 for the two buildings at the site located at 1756 and 1758 Junction Avenue in San Diego, California, and agree that the information set forth in such assessment shall form the basis for Seller's "Knowledge" of environmental matters set forth in this Section 3.18, to the extent such assessment relates to such matters.

               (a) The Purchased Assets and the Business are in conformance with all applicable Environmental Laws, and there are no past or present (or, to the Knowledge of Seller, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans (i) which, in connection with the Business or the Purchased Assets, may interfere with or prevent compliance or continued compliance with Environmental Laws or with any order issued, entered, promulgated or approved thereunder, or (ii) which may subject Seller or Buyer to damages (including liability under CERCLA), penalties, injunctive relief, or cleanup costs under any Environmental Laws or pursuant to any third-party claim, or which require or are likely to require reporting, cleanup, removal, remedial action, or other response pursuant to Environmental Laws or a third party claim.

               (b) To the Knowledge of Seller, there are not now, nor have there ever been, tanks or other facilities in, on, or under any property that is or was owned, leased, used, or occupied by Seller in connection with the conduct of the Business or the use of the Purchased Assets or at any time in its care, custody, or control, that contain materials which, if known to be present in soils or groundwater, would require reporting, clean up, removal, or some other action under Environmental Laws.

               (c) Neither Seller, nor, to the Knowledge of Seller, any other person or entity has caused or permitted any Environmental Releases of materials on, under, or at the Premises, or at any other real estate previously owned or occupied by Seller or at any time in its care, custody, or control, which materials, if known to be present, would require reporting, clean-up, removal, or some other action under Environmental Laws.

               (d) Seller is not subject to any judgment, decree, order, or citation related to or arising out of applicable Environmental Laws in connection with the conduct of the Business or the use of the Purchased Assets.

               (e) Seller possesses all permits, licenses, and approvals, if any, required under applicable Environmental Laws in connection with the conduct of the Business, all of which are included on Schedule 1.33 hereto.

               (f) Seller has not received (nor, to the Knowledge of Seller, has there been issued) any notice, whether from a public or governmental authority, citizens' group, employee or any other person or entity, that alleges that the Business is or may not be in compliance with any Environmental Law or Permit.

               (g) No friable asbestos or asbestos requiring remediation under applicable Environmental Laws is present on or at the Premises.

               (h) No real property at any time owned, operated, used or controlled by Seller in the conduct of the Business is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any comparable state or foreign list, and Seller has not received any written notice from under or relating to CERCLA or any comparable state or local Law.

               (i) No off-site location at which Seller has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state or foreign list and Seller has not received any written notice with respect to any off-site location, of potential or actual liability or a written request for information under or relating to CERCLA or any comparable state or local Law.

           3.19 Employment Matters.

               (a) Schedule 3.19(a) hereto lists all employees of the Business, their current rates of compensation and most recent pay increase, date of hire, benefits, location of employment, whether such employee is a senior management employee, and other related information requested by Buyer. Seller has not increased the rate of compensation of any employee of the Business since September 30, 1997, except as set forth on Schedule 3.19(a) hereto.

               (b) Schedule 3.19(b) hereto lists and describes all of Seller's present or past Employee Benefit Plans. Each Employee Benefit Plan is and at all times has been in full compliance with all applicable Laws (including ERISA). Seller is not contributing to, and has not contributed to any multi-employer plan, as defined in ERISA. Any past Employee Benefit Plan that has been terminated was done so in full compliance with all applicable Laws, and there is no basis for further liability or obligation of Seller pursuant to any and all past Employee Benefit Plans.

               (c) Seller has no Employee Benefit Plan or other agreements (including collective bargaining agreements), arrangements, or plans which would bind or in any way affect Buyer after the Closing Date, regardless of whether Buyer employs any such employees.

               (d) Seller is in material compliance with all federal, foreign, state, or other applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and has not and is not engaged in any unfair labor practice that would in any way affect Buyer after the Closing Date.

               (e) No present or former employee of the Business has any claim against Seller (whether under federal, foreign or state Law, under any employee agreement or otherwise), that would in any way affect Buyer after the Closing Date, on account of or for (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or (iii) vacations, time off or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in the past twelve-month period.

               (f) Schedule 3.19(e) sets forth Seller's unemployment compensation contribution and solvency rates. Seller has made all required payments to its unemployment compensation reserve account with the appropriate governmental department under California law, such accounts have positive balances and, except as set forth on Schedule 3.18(e) and to the Knowledge of Seller, there are no current or former employees (i) receiving unemployment compensation benefits which are being charged against such account, (ii) that are eligible for such benefits, or (iii) that are claiming such benefits.

           3.20 Litigation.

               (a) There is not now, nor has there been, any (i) litigation;
(ii) charge, grievance or other labor-related claim, strikes, lockouts or union organizing drives; (iii) product liability claim; (iv) Environmental Claim; (v) arbitration; (vi) proceeding; (vii) governmental investigation or inquiry;
(viii) citation; (ix) action of any kind; or (x) order, notice of violation or inspection report, pending, or, to the Knowledge of Seller, proposed or threatened against Seller, relating to the Business or any of the Purchased Assets, nor is there any basis known to Seller for any such action.

               (b) There are no actions, suits or proceedings pending, or, to the Knowledge of Seller, proposed or threatened, by any person or governmental agency which question the legality, validity, or propriety of the transactions contemplated by this Agreement.

           3.21 Insurance.

               (a) Schedule 3.21(a) hereto lists and describes all of Seller's insurance policies covering any of the Purchased Assets or the Business. Said policies are in full force and effect.

               (b) Schedule 3.21(b) hereto lists and summarizes all claims in excess of $10,000 under said insurance policies made or pending since January 1, 1995.

               (c) During the last five (5) years, no lapse of insurance coverage has occurred, and Seller has not had any application for such insurance coverage denied or any insurance policy or coverage thereunder canceled, withdrawn, or not renewed.

               (d) The insurance policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which the Purchased Assets and the Business are normally exposed.

           3.22 Nondisclosure Agreements. Schedule 3.22 hereto lists all persons who have executed nondisclosure or secrecy agreements relating to the Business with Seller within the past two years. At the request of Buyer, Seller shall diligently enforce said nondisclosure agreements for a five (5) year period commencing on the Closing Date. Said enforcement shall be at the specific request of Buyer and any legal fees or costs incurred as a result of said request shall be borne solely by Buyer. Seller shall assign its rights under said agreements to Buyer.

           3.23 Products.

               (a) Schedule 3.23 hereto lists all products of Seller relating to the Business, including all products offered for sale since January 1, 1995. Such products meet all product and/or process specifications (including product testing procedures) that they purport or are required to meet.

               (b) The Products of the Business satisfy all applicable United States Environmental Protection Agency, United States Department of Transportation, and all other governmental agency requirements, including registration, notice, and label requirements, and Seller is current on all applicable fees, renewals, reports, and other similar obligations.

           3.24 Pricing. Schedule 3.24 describes all special (i.e., differs from published price list) pricing and rebate arrangements and/or commitments of Seller currently in effect which relate to the Business. Except as set forth on
Schedule 3.25, no customer of the Business will be entitled to or, to the Knowledge of Seller will be expectant of, any rebates, or similar commitments after the Closing Date.

           3.25 Distributors.

               (a) Schedule 3.25 hereto: (i) lists all persons or entities that purchased Seller's products as distributors during the last fiscal year of Seller; (ii) lists all nonemployee persons or entities that serve as a manufacturer's representative for Seller's products; and (iii) describes and sets forth the terms of the arrangement or agreement (written or unwritten) with each such distributor or representative.

               (b) Except as set forth on Schedule 3.25, all contracts with distributors and/or manufacturer's representatives of the Business can be terminated by Seller upon sixty (60) days' notice, with or without cause, without liability, penalty, or premium or any nature whatsoever.

           3.26 Transactions with Related Parties. Seller is not a party to any transaction or proposed transaction, including, without limitation, the leasing of property, the purchase or sale of raw materials or finished goods, the furnishing of services or the borrowing or lending of money with any director, officer or stockholders of Seller, or any person or entity who is an affiliate of such director, officer or stockholders of Seller. No director, officer or stockholders of Seller, nor any of their affiliates, own or have any ownership interest in any corporation or other entity which is in competition with the Business.

           3.27 Customers and Suppliers. Schedule 3.27 hereto sets forth a list of Seller's ten (10) largest customers relating to the Business and Seller's ten
(10) largest suppliers relating to the Business during Seller's fiscal year ended December 31, 1996 and and for the period from the beginning of the current fiscal year to September 30, 1997 determined on the basis of the total dollar amount of net sales to such customers and purchases from such suppliers.


                                    ARTICLE 4

                     REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer represents and warrants to Seller that:

           4.1 Organization. Buyer is a corporation duly and validly organized and existing and in current status under the laws of the State of California and has full corporate power to consummate the transactions contemplated in and pursuant to this Agreement.

           4.2 Authorization; Enforceability. The execution, delivery, and performance of this Agreement, and all of the documents and instruments required hereby, are within the corporate power of Buyer and have been duly authorized by all necessary corporate action by Buyer. This Agreement is, and the other documents and instruments required hereby will be, when executed and delivered by Buyer, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

           4.3 No Violation or Conflict. The execution, delivery, and performance of this Agreement (and the transactions contemplated herein) by Buyer do not and will not conflict with or violate any Law, judgment, order, decree, the Articles of Incorporation or Bylaws of Buyer, or any contract or agreement to which Buyer is a party or by which Buyer is bound.

           4.4 Brokers. Buyer shall pay and be responsible for any brokers', finders', or similar fee it has incurred in connection with the transactions contemplated by this Agreement.


                                    ARTICLE 5

                       CERTAIN MATTERS PENDING THE CLOSING
           From and after the date of this Agreement and until the Closing Date:

           5.1 Full Access.

               (a) Buyer and its authorized agents, officers, and representatives shall have full and complete access to the Seller, Seller's key personnel, and the Purchased Assets and Seller's books, records, facilities and other documents and materials relating to Seller's assets, liabilities and business during normal business hours in order to conduct such examination and investigation of the Purchased Assets as it deems necessary, provided that such examinations shall not unreasonably interfere with Seller' operations and activities. Access to Seller's key personnel shall be determined by mutual agreement of Buyer and Seller.

               (b) If the transactions provided for herein are not consummated, Buyer and its respective officers, agents, and representatives will hold in strict confidence all information obtained from Seller and their officers, agents, or representatives, and will promptly return to Seller, or destroy at the request of Seller, all documents obtained from Seller and their officers, agents, or representatives, and all copies of such documents made by Buyer and its officers, agents, and representatives, excepting however, any such information or documents which: (i) was, is, or becomes in the public domain;
(ii) was in fact lawfully known or lawfully furnished to Buyer prior to disclosure to Buyer by Seller or their officers, agents, or representatives; or
(iii) is lawfully disclosed or lawfully furnished to Buyer by a third party (other than officers, directors, employees, and agents of Seller) after disclosure to Buyer by Seller.

           5.2 Conduct of Business. With regard to the Business, Seller shall:

               (a) carry on its business in the regular course and substantially in the same manner as heretofore carried on by the Seller.

               (b) satisfy its obligations under all material agreements and commitments;

               (c) maintain its books of account and records in the usual, regular and ordinary manner in accordance with generally accepted accounting principles applied on a consistent basis;

               (d) continue to withhold and deposit all payroll withholding taxes as and when due; and

               (e) maintain its properties in customary repair, order and condition, reasonable wear and tear excepted.

               Seller shall promptly advise the Buyer of any adverse change in the financial condition, properties, business, results of operations or prospects (financial or otherwise) of the Seller's business, including the Purchased Assets and the Assumed Liabilities.

           5.3 Prohibited Action. With regard to the Purchased Assets, except with the prior consent of Buyer or as expressly contemplated by this Agreement, Seller shall not:

               (a) sell or otherwise dispose of, or grant any mortgage, pledge security interest in, lien or encumbrance on, any of its assets or properties other than in the ordinary course of business, or enter into any agreement with respect thereto;

               (b) enter into any employment contract or deferred compensation arrangement with or grant any material increase in the compensation payable or to become payable to any of its employees, make any material increase in any bonus, insurance, or other employee benefit plan, payment, arrangement or policy made to, for or with any such or employees, or institute any employee benefit plan within the meaning of Section 3(3) of ERISA or institute any retirement plan or policy for the issuance of severance pay; and

               (c) waive any rights of substantial value in connection with its operations or take any other material action which is not in the ordinary course of business.

           5.4 Preservation of Relationships. Seller will use its best efforts to preserve its business relationships and will generally assist Buyer in arranging for the orderly transfer and reception of the Purchased Assets from Seller to Buyer.

           5.5 No Default. The Seller shall not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any of the Permits.

           5.6 Publicity. All general notices, releases, statements and communications to employees, suppliers, and customers of the Business and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by Buyer and Seller; provided however, that any party shall be entitled to make a public announcement of the proposed transaction if, in the opinion of its counsel, such announcement is required to comply with any Law or any rule or regulation of any securities exchange or securities quotation system and such party shall, to the extent practicable, consult with the other parties with respect to such announcement and give reasonable prior written notice of its intent to issue such announcement.

           5.7 Compliance with Laws. Seller shall comply in all material respects with all applicable Laws and orders of any court or federal, state, municipal, or other governmental department.

           5.8 Exclusive Dealing. Seller shall not, and shall not permit its officers, directors, or shareholders to, negotiate or have discussions with any other party relating to a sale of any portion of the Business or the Purchased Assets, without the prior written consent of Buyer.

           5.9 Cooperation. Seller and Buyer shall:

               (a) fully cooperate with each other and their respective legal counsel and accountants in connection with any steps to be taken as part of their obligations under this Agreement;

               (b) use their reasonable efforts to satisfy those conditions set forth in Articles VI and VII which are to be satisfied by them; and

               (c) promptly give notice to the other party of the existence or occurrence of any fact or condition which would make any representation or warranty contained herein untrue in any material respect or which might reasonably be expected to prevent the consummation of the transactions contemplated hereby.


                                    ARTICLE 6

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

           Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent (any or all of which Buyer may expressly waive in writing):

           6.1 Compliance with Agreement. Seller shall have performed and complied with all of their obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

           6.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel, and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

           6.3 Litigation. No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

           6.4 Representations and Warranties. The representations and warranties made by Seller shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though said representations and warranties had been made at such times.

           6.5 No Adverse Change. During the period from the date of this Agreement to the Closing Date there shall not have occurred or been discovered, and there shall not exist on the Closing Date, any material damage to the Purchased Assets, or any condition or fact which is or may be materially adverse to the Purchased Assets.

           6.6 Due Diligence. During the period from the date of this Agreement to the Closing Date, Buyer shall have completed, to its sole satisfaction, its due diligence investigation of Seller and the Purchased Assets, and nothing shall have come to its attention that materially and adversely affects the value of the Purchased Assets.

           6.7 Inventory Payment. Buyer shall have validated the list of Inventory set forth by Seller on Schedule 1.31 hereto, and Buyer and Seller shall have approved the written calculation of the Inventory Payment as set forth in Section 2.3 hereto.

           6.8 Accrued Employee Benefits. Seller shall have paid to Buyer the Accrued Employee Benefits in immediately available funds.

           6.9 Leases. Buyer shall have (a) entered into a lease of the Premises with the current landlord of the Premises on terms that are satisfactory to Buyer, and (b) received assignments of the real and personal property leases listed on Schedule 1.4 hereto.

           6.10 Deliveries at Closing. Seller shall have delivered to Buyer the following documents, each properly executed and dated as of the Closing Date:

               (a) the Bill of Sale;

               (b) the Seller's Closing Certificate; and

               (c) the Escrow Instructions.

           6.11 Other Deliveries. Seller shall have delivered to Buyer prior to or at Closing:

               (a) such certificates and documents of officers of Seller and public officials as shall be reasonably requested by Buyer's counsel to establish the existence and good standing of Seller and the due authorization of this Agreement and the transactions contemplated by this Agreement by Seller;

               (b) UCC terminations and releases for any security interests encumbering the Purchased Assets (unless they relate to an Assumed Liability);

               (c) legal title to and legal possession of the Purchased Assets; and

               (d) such deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as shall be effective to vest in Buyer free and clear title to the Purchased Assets as contemplated by this Agreement.

           6.12 Approvals and Consents.

               (a) Seller shall have filed all notices and obtained, in writing, and conveyed to Buyer such permissions, approvals, determinations, consents and waivers, if any, as may be required by Law, regulatory authorities, the Contracts, the Permits, secured creditors of Seller or from any third party pursuant to any contract to which Seller is a party, in order to consummate the transactions contemplated by this Agreement and to vest in Buyer good and marketable title to the Purchased Assets as contemplated by this Agreement.

               (b) Seller shall have obtained the necessary approvals of their respective shareholders and Board of Directors to enter into this Agreement and consummate the transactions contemplated by this Agreement.

               (c) Buyer shall have filed all notices and obtained in writing, and conveyed to Seller such permissions, approvals, determinations, consents and waivers, if any, as may be required by law, regulatory authorities or from any third party pursuant to any contract to which Buyer is a party, in order to consummate the transactions contemplated by this Agreement.

               (d) Buyer shall have obtained, at Buyer's expense, all approvals, authorizations, and permits, governmental and otherwise, that it deems necessary and appropriate to conduct the Business and use the Purchased Assets in substantially the same manner in which the Business is currently conducted and the Purchased Assets are used on and after the Closing Date.

                                    ARTICLE 7

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

           Each and every obligation of Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent (any or all of which Seller may expressly waive):

           7.1 Compliance with Agreement. Buyer shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

           7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement by Buyer, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and Seller's counsel.

           7.3 Litigation. No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement.

           7.4 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same force and effect as though such representations and warranties had been made at such times.

           7.5 Payment of Purchase Price. Buyer shall have paid to Seller the Purchase Price as described in Section 2.2(a) of this Agreement.

           7.6 Inventory Payment. Buyer and Seller shall have approved the written calculation of the Inventory Payment as set forth in Section 2.3 hereto.

           7.7 Deliveries at Closing. Buyer shall have delivered to Seller the following documents, each properly executed and dated as of the Closing Date:

               (a) the Bill of Sale;

               (b) the Buyer's Closing Certificate; and

               (c) the Escrow Instructions.

           7.8 Other Documents. Buyer shall have delivered to Seller such certificates and documents of officers of Buyer and of public officials as shall be reasonably requested by Seller's counsel to establish the existence and current status of Buyer and the due authorization of this Agreement and the transactions contemplated by this Agreement by Buyer.

           7.9 Approvals and Consents. Buyer shall have obtained the necessary approvals of its Board of Directors to enter into this Agreement and to consummate the transactions contemplated by this Agreement.


                                    ARTICLE 8

                      INDEMNITY; TERMINATION; MISCELLANEOUS

           8.1 Seller's Indemnity.

               (a) Seller shall indemnify and hold Buyer harmless from and against and shall defend promptly Buyer from and reimburse Buyer for any and all losses, damages, costs, expenses, liabilities, obligations, and claims of any kind (including, without limitation, reasonable attorneys' fees and other costs and expenses) (collectively, "Damages") which Buyer may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (i) any breach of this Agreement or inaccuracy of any of the representations and warranties made by Seller in or pursuant to this Agreement;

                  (ii) any failure by Seller to carry out, perform, satisfy, and discharge any of its covenants, agreements, undertakings, liabilities, or obligations under this Agreement or under any of the documents delivered by Seller pursuant to this Agreement;

                  (iii) the Retained Liabilities;

                  (vi) the ownership, and/or operation of the Purchased Assets or any property occupied or used by Seller in connection with the Business, prior to the Closing;

                  (vii) noncompliance by Seller, the Business, the Purchased Assets or any property occupied or used by Seller with any Law, required specification, Environmental Law, or the infringement of property rights of others;

                  (viii) any Environmental Claim arising out of conditions existing as of or prior to the Closing at the Premises, former properties owned or occupied by Seller, or present or former off-site disposal locations used by Seller;

                  (ix) any remedial action reasonably taken by Buyer to prevent an Environmental Claim or to achieve compliance with any Environmental Laws with which Seller is not in compliance on or prior to the Closing;

                  (x) any other Environmental Claim with respect to the conduct of the Business as of or prior to the Closing;

                  (xi) noncompliance with any bulk transfer laws in connection with the sale of the Purchased Assets, if applicable; and

                  (xii) any suit, action or other proceeding brought by any governmental authority or person arising out of any of the matters referred to in this section 8.1(a) of this Agreement.

               (b) Buyer shall promptly notify Seller of any claim, demand, action, or proceeding for which indemnification will be sought under this section 8.1 of this Agreement and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, Seller shall have the right at their expense to assume the defense thereof using counsel reasonably acceptable to Buyer. Buyer shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding. In connection with any such third party claim, demand, action, or proceeding, Buyer and Seller shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of Buyer and Seller. If a firm written offer is made to settle any such third party claim, demand, action, or proceeding and Buyer refuses to consent to such settlement, then: (i) Seller shall be excused from, and Buyer shall be solely responsible for, all further defense of such third party claim, demand, action, or proceeding; and (ii) the maximum liability of Seller relating to such third party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from Buyer on such third party claim, demand, action, or proceeding is greater than the amount of the proposed settlement.

           8.2 Buyer's Indemnity.

               (a) Buyer shall indemnify and hold Seller harmless from and against, and shall defend promptly Seller from and reimburse Seller for, any and all Damages which Seller may at any time suffer or incur, or become subject to, as a result of or in connection with:

                  (i) any breach or inaccuracy of any representations and warranties made by Buyer in or pursuant to this Agreement;

                  (ii) any failure by Buyer to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities, or obligations under this Agreement or under any of the documents and materials delivered by Buyer pursuant to this Agreement;

                  (iii) the ownership, and/or operation of the Purchased Assets after the Closing;

                  (v) the Assumed Liabilities; and

                  (vi) any suit, action, or other proceeding brought by any governmental authority or person arising out of any of the matters referred to in Section 8.2 of this Agreement.

               (b) Seller shall promptly notify Buyer of any claim, demand, action, or proceeding for which indemnification will be sought under this section 8.2 of this Agreement and, if such claim, demand, action, or proceeding is a third party claim, demand, action, or proceeding, Buyer will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to Seller. Seller shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action, or proceeding. In connection with any such third party claim, demand, action, or proceeding, Buyer and Seller shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action, or proceeding shall be settled without the prior written consent of Seller and Buyer. If a firm written offer is made to settle any such third party claim, demand, action, or proceeding and Seller refuse to consent to such settlement, then: (i) Buyer shall be excused from, and Seller shall be solely responsible for, all further defense of such third party claim, demand, action, or proceeding; and (ii) the maximum liability of Buyer relating to such third party claim, demand, action, or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from Seller on such third party claim, demand, action, or proceeding is greater than the amount of the proposed settlement.

           8.3 Termination. Time is of the essence. Unless otherwise agreed to in writing, this Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time as follows: (a) by mutual written agreement of Seller and Buyer; (b) by Buyer (provided that it is not otherwise in breach hereof) if any of the conditions set forth in Article VI of this Agreement shall not have been fulfilled on or prior to the Closing Date; (c) by Seller (provided that it is not otherwise in breach hereof) if any of the conditions set forth in Article VII of this Agreement shall not have been fulfilled on or prior to the Closing Date.

           8.4 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 8.3 hereof, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other, except for Section 8.5 (breakup fee), except for violation of Section 5.9 (cooperation), and except that Buyer's obligations contained in
Section 5.1(b) (confidentiality) of this Agreement shall survive any such termination. If any of the conditions set forth in Article VI of this Agreement have not been satisfied, Buyer may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement and, if any of the conditions set forth in Article VII of this Agreement have not been satisfied, Seller may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement.

           8.5 Breakup Fee.

           (a) If this Agreement is terminated before the Closing hereunder and Seller materially breaches Section 5.8 hereof, and if (a) Buyer shall not have breached materially any provision of this Agreement, and (b) Buyer shall have acted in good faith at all times in its negotiation and dealings with Seller and shall have proceeded diligently toward the Closing hereunder, and (c) Seller shall not have received or discovered any information about Buyer which could reasonably be expected to have a material adverse effect on Seller's willingness to proceed to the Closing hereunder, and (d) within six months after the date of such termination or breach, Seller signs a binding definitive acquisition agreement with an unrelated third party providing for the acquisition by such unrelated third party of all or a majority of its stock, assets or Business, through purchase, merger, consolidation or otherwise, and such acquisition is ultimately consummated by such unrelated third party pursuant to such acquisition agreement and results in a change in control of Seller, then, immediately upon the closing of such acquisition, Seller shall pay Buyer the sum of $125,000. Because of the difficulty of determining actual damages, in any such case, such $125,000 will constitute liquidated damages and will serve as the sole remedy for Buyer.

           (b) If this Agreement is terminated before the Closing hereunder, and if (a) Seller shall not have breached materially any provision of this Agreement, and (b) Seller shall have acted in good faith at all times in its negotiation and dealings with Buyer and shall have proceeded diligently toward the Closing hereunder, and (c) Buyer shall not have received or discovered any information about Seller which could reasonably be expected to have a material adverse effect on Buyer's willingness to proceed to the Closing hereunder, Buyer will pay Seller the sum of $125,000. Because of the difficulty of determining actual damages, in any such case, such $125,000 will constitute liquidated damages and will serve as the sole remedy for Seller.

           8.6 Further Assurances. From time to time after the Closing Date, upon the request of Buyer, and without further cost or expense to Buyer, Seller shall execute and deliver, and cause to be executed and delivered, such further documents, including but not limited to instruments of conveyance, assignment, and transfer and securities law filings and take such further action as Buyer may reasonably request in order more effectively to sell, assign, convey, transfer, reduce to possession, and record title to any of the Purchased Assets, to assign and transfer the Permits to Buyer and to comply with any federal or state securities laws. Seller agree to cooperate with Buyer in all reasonable respects to assure to Buyer the continued title to and possession of the Purchased Assets in the condition and manner contemplated by this Agreement.

           8.7 Survival of Representations and Warranties. All representations and warranties of Buyer and Seller contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement.

           8.8 Entire Agreement; Amendment. This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations, and discussions of the parties, whether oral or written, and there are no warranties, representations, or other agreements between the parties or on which any of the parties have relied in connection with the subject matter hereof, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver, or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

           8.9 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses incurred by it, including the fees of respective counsel, accountants, brokers, investment bankers, and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.

           8.10 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Arizona.

           8.11 Assignment. This Agreement shall not be assigned by Seller or Buyer without the prior written consent of the other party; provided, however, that Buyer shall have the right to assign all or any portion of its rights under this Agreement or to delegate all or any portion of its obligations under this Agreement, in each case with reference to all or any portion of the Purchased Assets, to a subsidiary or affiliate of Buyer without Seller's consent. Any such assignment shall not release Buyer from its obligations herein.

           8.12 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party or the second business day after having deposited the notice or communication in the United States mail, certified or registered mail, postage prepaid, return receipt requested, or upon delivery by courier or facsimile with receipt of confirmation, and addressed as follows, unless and until any of such parties notifies the others in accordance with this section of a change of address:

           If to Seller:                 Flexible Circuits Technology
                                         1758 Junction Boulevard
                                         San Jose, California 95122
                                         Attention: Clemente M. Balangue,
                                         President
                                         Fax #: 408-441-8734

           If to Buyer:                  CCIR of California Corp.
                                         3502 East Roeser Road
                                         Phoenix, Arizona 985040

                                         Attention:  Joseph G. Andersen,
                                         Vice President, Secretary and Treasurer
                                         Fax #: 602-232-9157

           with a copy to:               Quarles & Brady
                                         One East Camelback Road, Suite 400
                                         Phoenix, Arizona 85012
                                         Attention:  P. Robert Moya, Esq.
                                         Fax #: 602-230-5598

           8.13 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

           8.14 Income Tax Position. Neither Buyer nor Seller shall take a position for income tax purposes which is inconsistent with this Agreement.

           8.15 Taxes and Fees. Buyer shall pay all transfer and sales taxes of any kind which arise as a result of the conveyance of the Purchased Assets to Buyer pursuant to this Agreement. Buyer and Seller shall each pay fifty percent of all use or other taxes and all escrow, documentary, stamp, recording and filing taxes or fees which arise as a result of the conveyance of the Purchased Assets to Buyer pursuant to this Agreement.

           8.16 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.

           8.17 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause, or part under other circumstances, shall not be affected thereby.

           8.18 No Reliance. Except for any assignees permitted by section 1.10 of this Agreement: (a) no third party is entitled to rely on any of the representations, warranties, and agreements of Buyer or Seller contained in this Agreement; and (b) Buyer and Seller assume no liability to any third party because of any such reliance.

           8.19 Bulk Sales Compliance. Buyer hereby waives compliance by Seller with the provisions of the bulk sales law of any state, and Seller warrants and agrees to pay and discharge when due all claims of creditors which could be asserted against Buyer by reason of such non-compliance. Seller hereby indemnifies and agree to hold Buyer harmless from, against and in respect of (and shall on demand reimburse Buyer for) any loss, liability, cost or expense, including, without limitation, attorneys' fees, suffered or incurred by Buyer by reason of the failure of Seller to pay or discharge such claims.

           8.20 Legal Proceedings. If a dispute arises between the parties relating to this Agreement or any of the other agreements to be delivered hereunder, the parties agree to use the following procedure prior to either party pursuing other available remedies:

               (a) A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

               (b) If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either of the parties (the "neutral"), seeking assistance in such regard from the Center for Public Resources if they have been unable to agree upon such appointment within 40 days from the initial meeting. The fees of the neutral shall be shared equally by the parties.

               (c) In consultation with the neutral, the parties will select or devise an alternative dispute resolution procedure ("ADR") by which they will attempt to resolve the dispute, and a time and place for the ADR to be held, with the neutral making the decision as to the procedure, and/or place and time (but unless circumstances require otherwise, not later than 60 days after selection of the neutral) if the parties have been unable to agree on any of such matters within 20 days after initial consultation with the neutral.

               (d) The parties agree to participate in good faith in the ADR to its conclusion as designated by the neutral. If the parties are not successful in resolving the dispute through the ADR, then the parties may agree to submit the matter to binding arbitration or a private adjudicated resolution through the appropriate court.

               (e) In the event legal proceedings through the courts are commenced to enforce the parties' respective rights and obligations herein, the prevailing party shall be entitled to reimbursement for its related costs and expenses, including reasonable legal fees, incurred with respect to said legal proceedings.

           IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be duly executed as of the day and year first above written.

                                      CCIR OF CALIFORNIA CORP.



                                      By:  /s/ Joseph G. Andersen
                                           ------------------------------------
                                           Joseph G. Andersen, Vice President,
                                           Secretary and Treasurer


                                      FLEXIBLE CIRCUITS TECHNOLOGY


                                      By:  /s/ Clemente M. Balangue
                                           ------------------------------------
                                      Name:    Clemente M. Balangue
                                      Its: President

                                    EXHIBITS

Exhibit                Description
-------                -----------

     1                 Bill of Sale
     2                 Buyer's Closing Certificate
     3                 Seller's Closing Certificate
     4                 Escrow Instructions
     5                 Payment of Purchase Price

                                    SCHEDULES


Schedule No.                          Description
------------                          -----------

1.4                                   Assumed Liabilities
1.13                                  Contracts
1.27                                  Fixed Assets
1.31                                  Inventory
1.36                                  Permits
1.42                                  Retained Accounts
2.4                                   Allocation of Purchase Price
3.10(a)                               Intangible Assets
3.10(b)                               Intangible Asset Licenses
3.19(a)                               Employees
3.19(b)                               Employee Benefit Plans
3.19(e)                               Unemployment Compensation
3.21(a)                               Insurance Policies
3.21(b)                               Insurance Claims
3.22                                  Nondisclosure Agreements
3.23                                  Products
3.24                                  Pricing
3.25                                  Distributors
3.26                                  Customers and Suppliers

                                                                       EXHIBIT 1


                   BILL OF SALE AND ASSUMPTION OF LIABILITIES

       THIS BILL OF SALE AND ASSUMPTION OF LIABILITIES is made as of November __, 1997, by Flexible Circuits Technology dba Dynaflex Technology, a California corporation ("Seller"), and CCIR of California Corp., a California corporation ("Buyer").

       WHEREAS, pursuant to the Asset Purchase Agreement dated as of November ___, 1997 (the "Purchase Agreement") by and between Seller and Buyer, Seller desires to sell and assign to Buyer and Buyer wishes to purchase, assume and accept from Seller, for the consideration and upon the terms and conditions set forth in the Purchase Agreement, certain of the assets, properties, rights and obligations of Seller. Terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement.

       NOW, THEREFORE, pursuant to the Purchase Agreement and in consideration of the premises, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

       1. Conveyance. Seller does hereby sell, assign, convey and deliver to Buyer those assets and properties described in the Purchase Agreement as the Purchased Assets, which include the Seller's right, title and interest in and to the following:

          (a)  the Purchased Accounts;
          (b)  the Contracts;
          (c)  the Fixed Assets;
          (d)  the Intangible Assets;
          (e)  the Inventory;
          (f)  the Permits; and
          (g)  the Records.

       2. Exception. It is hereby understood and agreed that Seller does not sell, convey, transfer, assign or deliver to Buyer any of the Retained Assets or Retained Liabilities.

       3. Representation and Warranty. Seller represents and warrants that at the time of execution and delivery of this Bill of Sale, Seller owns good and marketable title to, and the requisite power to sell, assign, transfer, convey and deliver to Buyer, the Purchased Assets free and clear all liens of any nature whatsoever, and is hereby conveying the same to Buyer.

       4. Assignment of Liabilities. Seller hereby assigns to Buyer the Assumed Liabilities.

       5. Acceptance and Assumption. Buyer hereby accepts the foregoing sale and assignment, and hereby agrees to assume and to perform in accordance with and be bound by all of the terms and conditions under the Assumed Liabilities.

       6. Power of Attorney. Seller hereby appoints Buyer, its successors or assigns, the true and lawful attorney of Seller with full power of substitution, for the benefit and at the expense of Buyer and provided Seller does not incur any liability, actual or contingent, in connection therewith, to institute and prosecute all proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to any of the Purchased Assets or Assumed Liabilities, to defend or compromise any and all actions, suits or proceedings in respect of any of the Purchased Assets or Assumed Liabilities, and to do all such acts and things in relation thereto as Buyer shall deem advisable, all subject to the requirements of the Purchase Agreement. Seller acknowledges that the foregoing power shall be irrevocable by Seller in any manner or for any reason. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing power, including any amounts payable as interest in respect thereto.

       7. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings given them in the Purchase Agreement.


       IN WITNESS WHEREOF, the parties hereto have caused this Bill of Sale to be executed in their names as of the date first above written.

                                      FLEXIBLE CIRCUITS TECHNOLOGY



                                      By:________________________________
                                         Name:
                                         Title:



                                      CCIR OF CALIFORNIA CORP.



                                      By:________________________________
                                         Joseph G. Andersen, Vice President,
                                         Secretary and Treasurer

                                                                       EXHIBIT 2


                           BUYER'S CLOSING CERTIFICATE


                 I, Joseph G. Andersen, do hereby certify that:

       1. I am the duly elected, qualified and acting Vice President, Secretary and Treasurer of CCIR of California Corp., a California corporation ("Buyer").

       2. I am familiar with the terms of the Asset Purchase Agreement dated as of November __, 1997 (the "Purchase Agreement") by and between Buyer and Flexible Circuits Technology dba Dynaflex Technology, a California corporation.

       3. Buyer has performed and complied with all of its obligations under the Purchase Agreement in all material respects which are to be performed or complied with by it prior to or on the date hereof.

       4. The representations and warranties made by Buyer in the Purchase Agreement are true and correct as of the date hereof with the same force and effect as though said representations and warranties had been made on the date hereof.

       IN WITNESS WHEREOF, I have executed this Certificate in my official capacity this ___ day of November, 1997.


CCIR OF CALIFORNIA CORP.



                 By:___________________________
                 Joseph G. Andersen, Vice President,
                 Secretary and Treasurer

                                                                       EXHIBIT 3

                          SELLER'S CLOSING CERTIFICATE


           I, Clemente M. Balangue, do hereby certify that:

       1. I am the duly elected, qualified and acting President of Flexible Circuits Technology dba Dynaflex Technology, a California corporation ("Seller").

       2. I am familiar with the terms of the Purchase and Sale Agreement dated as of November ___, 1997 (the "Purchase Agreement") by and among Seller and CCIR of California Corp., a California corporation.

       3. Seller has performed and complied with all of its respective obligations under the Purchase Agreement in all material respects which are to be performed or complied with by it prior to or on the date hereof.

       4. Subject to the Schedules, the representations and warranties made by Seller in the Purchase Agreement are true and correct as of the date hereof with the same force and effect as though said representations and warranties had been made on the date hereof.


       IN WITNESS WHEREOF, I have executed this Certificate in my official capacity this ___ day of November, 1997.


                                        FLEXIBLE CIRCUITS TECHNOLOGY



                                        By:____________________________
                                           Clemente M. Balangue
                                           President

                                                                       EXHIBIT 4

                                ESCROW AGREEMENT


       This ESCROW AGREEMENT (this "Agreement") is made this   day of November,
1997, by and among FLEXIBLE CIRCUITS TECHNOLOGY dba Dynaflex Technology, a California corporation ("Seller"), CCIR OF CALIFORNIA CORP., a California corporation ("Buyer") and ARIZONA ESCROW & FINANCIAL CORPORATION, an Arizona corporation ("Escrow Agent").

       WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement (as the same may hereafter be amended, modified or supplemented from time to
time, the "Purchase Agreement"), dated as of November   , 1997, providing for
the purchase of certain assets of Seller by Buyer.

       WHEREAS, pursuant to Section 1.16 of the Purchase Agreement, Buyer is obligated to deposit Five Hundred Thousand Dollars ($500,000.00) of the Purchase Price in cash or immediately available funds into an Escrow Account which shall be disbursed according to the provisions of this Agreement (the "Escrow Deposit").

       WHEREAS, Seller and Buyer desire for the Escrow Deposit to be received, held and disposed of by Escrow Agent in accordance with the terms and conditions expressed herein; and

       WHEREAS, the execution and delivery of this Agreement is a condition precedent to the obligation of Buyer to consummate the transactions contemplated by the Purchase Agreement.

       NOW, THEREFORE, as an inducement to Buyer to consummate the transactions contemplated by the Purchase Agreement, and in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:


                                    ARTICLE I

                                 ESCROW DEPOSIT

       1.0. Definitions. Capitalized terms used herein which are defined in the Purchase Agreement shall have the same meanings herein as given to them therein, unless otherwise defined herein or in the recitals hereto.

       1.1. Appointment of Escrow Agent; Escrow Instructions. Buyer and Seller hereby appoint Escrow Agent as the "Escrow Agent" contemplated by the Purchase Agreement and Escrow Agent hereby accepts such appointment and agrees to act in such capacity in accordance with the terms hereof. This Agreement is the "Escrow Instructions" contemplated under the Purchase Agreement.

       1.2. Escrow Deposit. Concurrently with the execution hereof, Buyer has deposited the Escrow Deposit with Escrow Agent to be held subject to the terms and conditions hereof.

       1.3. Rights to Escrow Deposit. Except as expressly provided herein, neither Buyer nor Seller shall have any right, title or interest in or possession of all or any portion of the Escrow Deposit. Specifically and without limiting the generality of the foregoing, (i) neither Buyer nor Seller shall have the ability to pledge, convey, hypothecate or grant a security interest in the Escrow Deposit unless and until such Escrow Deposit have been released to such party in accordance with Article II below and (ii) until released pursuant to Article II below, Escrow Agent shall be in sole possession of the Escrow Deposit and will not act or be deemed to act as custodian for any party for purposes of perfecting a security interest therein. Accordingly, no person (including any creditor of Buyer or of Seller) shall have any right to have or to hold the Escrow Deposit as collateral for any obligation and shall not be able to obtain a security interest in the Escrow Deposit.

       1.4. Investment. Escrow Agent shall invest the Escrow Deposit in such manner as Seller and Buyer from time to time jointly may instruct. Initially, the Escrow Deposit shall be invested in a money market account. Escrow Agent shall only be required to invest the Escrow Deposit in accounts or securities that are FDIC insured and located in the State of Arizona. All interest earnings shall accrue to the benefit of Seller and Seller shall bear the risk of any loss of principal from the Escrow Deposit (such that any right or claim remaining after satisfying the Escrow Deposit, which Buyer could have asserted against any principal portion of the Escrow Deposit lost through investments, may be asserted against Seller; provided, however, that any income tax payable on any earnings from the investment of the Escrow Deposit shall be paid by Seller.


                                   ARTICLE II

                            RELEASE OF ESCROW DEPOSIT

       2.1. Disbursements. Escrow Agent shall release the Escrow Deposit only as expressly provided in this Agreement.

       2.2. Payment of Escrow Deposit. Unless a written claim is filed against the Escrow Deposit by Buyer, 180 days after the date the Transaction closes, Escrow Agent shall deliver to Seller the Escrow Deposit, together with any interest earned thereon, free and clear of the escrow created by this Agreement. Buyer shall provide such written claim to Escrow Agent if, during such 180 day period, (a) Clement M. Balangue, has not provided services to Buyer sufficient to ensure the smooth transition of the operation of the Business to Buyer, or
(b) any of the Seller's accounts receivable purchased by Buyer pursuant to the Purchase Agreement (the "Purchased Accounts") have not yet been paid.

       If Buyer in its sole discretion does not feel that Clemente M. Balangue has provided services to Buyer sufficient to ensure that a smooth transition of the operation of the Business to Buyer has occurred, then Buyer, 180 days after the date the Transaction closes, shall deliver to Escrow Agent and Seller, in writing, a request for the release of the Escrow Deposit to Buyer detailing the insufficiencies of Seller to effect the smooth transition of the operation of the Business. Seller shall then have 5 days in which to answer Buyer's claim to the Escrow Deposit in writing to Escrow Agent and Buyer.

       If any of the Purchased Accounts have not yet been paid, then Buyer, 180 days after the Transaction closes, shall deliver to Escrow Agent and Seller, in writing, a request for the release to Buyer of that portion of the Escrow Deposit equaling the unpaid Purchased Accounts, with the balance of the Escrow Deposit, if any, to be released to Seller. Seller shall then have 5 days to answer Buyer's claim to the Escrow Deposit in writing to Escrow Agent and Buyer.

       If a dispute arises between the parties relating to the release of the Escrow Deposit under this Agreement, the parties agree to use the following procedure prior to either party pursuing other available remedies:

           (a) A meeting shall be held promptly between the parties, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

           (b) If, within 30 days after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, they will jointly appoint a mutually acceptable neutral person not affiliated with either of the parties (the "neutral"), seeking assistance in such regard from the Center for Public Resources if they have been unable to agree upon such appointment within 40 days from the initial meeting. The fees of the neutral shall be shared equally by the parties.

           (c) In consultation with the neutral, the parties will select or devise an alternative dispute resolution procedure ("ADR") by which they will attempt to resolve the dispute, and a time and place for the ADR to be held, with the neutral making the decision as to the procedure, and/or place and time (but unless circumstances require otherwise, not later than 60 days after selection of the neutral) if the parties have been unable to agree on any of such matters within 20 days after initial consultation with the neutral.

           (d) The parties agree to participate in good faith in the ADR to its conclusion as designated by the neutral. If the parties are not successful in resolving the dispute through the ADR, then the parties may agree to submit the matter to binding arbitration or a private adjudicated resolution through the appropriate court.

           (e) In the event legal proceedings through the courts are commenced to enforce the parties' respective rights and obligations herein, the prevailing party shall be entitled to reimbursement for its related costs and expenses, including reasonable legal fees, incurred with respect to said legal proceedings.

                                   ARTICLE III

                                  ESCROW AGENT

       3.1. Compensation. Contemporaneously with the execution of this Agreement, Buyer and Seller agree to pay to Escrow Agent fees and expenses as set forth on Schedule "A" attached hereto, one-half by Seller and one-half by Buyer.

       3.2. Duties and Responsibilities. Escrow Agent shall have no duties or responsibilities, except those expressly set forth herein. All parties acknowledge and agree that Escrow Agent is acting solely and exclusively as a depository hereunder. Escrow Agent may rely on any notice, instruction, agreement or other instrument which it believes to be genuine and to have been signed or presented by the parties hereto. Escrow Agent shall be deemed to have no notice of, or duties with respect to, any agreement or arrangements with respect to the Escrow Deposit, other than as set forth in this Agreement.

       3.3. Ability to Consult Counsel. Escrow Agent may confer with legal counsel in the event of any dispute or questions as to the construction of any of the provisions hereof, or its duties hereunder, and it shall incur no liability and it shall be fully protected in acting in accordance with the opinions of such counsel.

       3.4. Right to Interplead. In the event of any conflicting or inconsistent claims or demands being made in connection with the subject matter of this Agreement, or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder so long as such disagreement continues or such doubt exists, and in any such event, Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights of all parties have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been settled and all doubt resolved by agreement among Buyer and Seller, and Escrow Agent shall have been notified thereof in writing. In addition to the foregoing rights, in the event Escrow Agent has any doubt as to the course of action it should take under this Agreement, Escrow Agent is hereby authorized to petition any Superior Court of Maricopa County, Arizona or the United States District Court of Arizona for instructions or to interplead the funds or assets so held into such court. The parties agree to the jurisdiction of either of said courts over their persons as well as the Escrow Deposit, waive personal service of process, and agree that service of process by certified or registered mail, return receipt requested, to the address set forth below each party's signature to this Agreement shall constitute adequate service. Buyer and Seller hereby agree to indemnify and hold Escrow Agent harmless from any liability or losses occasioned thereby and to pay any and all of its fees, costs, expenses, and reasonable counsel fees and expenses incurred in any such action and agree that, on such petition or interpleader action, Escrow Agent, its servants, agents, employees or officers will be relieved of further liability.

       3.5. Indemnification. Notwithstanding anything to the contrary in the foregoing, Seller and Buyer, jointly and severally, shall hold Escrow Agent harmless from any and all costs, liabilities, losses, damages, claims, expenses (including reasonable counsel fees and expenses), regardless of nature, arising out of or because of this Agreement and exonerate Escrow Agent from any liability in connection with this Agreement, except such as may arise because of Escrow Agent's negligence or willful misconduct in performing its duties as Escrow Agent.

       3.6. Successor. Escrow Agent, or any successor, may resign at any time upon giving written notice to Seller and Buyer thirty (30) days before such resignation shall take effect. In the event Escrow Agent shall resign or be unable to serve, it shall be succeeded by such bank or trust company as Seller and Buyer shall mutually appoint. If no appointment is made, Escrow Agent may deliver the assets held by it to any court of competent jurisdiction in Maricopa County, Arizona. The resigning Escrow Agent shall transfer to its successor or the court all monies, securities, and investments then held subject to the escrow and all pending notices, instructions, and directions then in its possession, and shall thereupon be discharged, and the successor shall thereupon succeed to all the rights, powers and duties and shall assume all the obligations of the resigning Escrow Agent. A termination under this paragraph shall in no way discharge Section 3.1 or Section 3.5 affecting reimbursement of expenses, indemnity and fees.

       3.7. Collected Funds. It is strictly understood that Escrow Agent has no duty to disburse any funds to any party until such funds have been collected by Escrow Agent and those funds are available in accordance with normal banking procedures and/or policy.

                                   ARTICLE IV

                                   TERMINATION

       4.1 Termination. This Agreement shall be terminated upon the earlier of
(a) the release of the full amount of the Escrow Deposit, or (b) by written mutual consent of the Seller Buyer. This Agreement shall terminate, and Escrow Agent shall be discharged of all responsibility hereunder, at such time as Escrow Agent shall have completed its duties hereunder, provided, however, Escrow Agent's rights to indemnity and to receive payment of its fees and expenses shall survive any termination of this Agreement.

                                    ARTICLE V

                                OTHER PROVISIONS

       5.1. Notices. Any notice, demand, request or other document required or permitted to be given or delivered under the provisions of this Agreement shall in every case be in writing and be deemed properly served (a) upon personal delivery, (b) on the business day on which a telecopy is sent to another party or if sent on a non-business day, the next business day after such telecopy is sent, (c) one (1) business day after delivery to a recognized overnight courier service to the addresses as set forth below or at such other addresses as may be furnished in writing, or (d) four business days after having been deposited in the United States Mail, if sent by certified or registered mail, return receipt requested, postage paid.

           (i)       If to Seller:

                     Flexible Circuits Technology
                     1758 Junction Blvd.
                     San Jose, California  95122
                     Attn: Clemente M. Balangue
                     Facsimile No.: (408) 441-8734
                     Phone No.: (408) 487-0377

           (ii)      If to Escrow Agent:

                     Arizona Escrow & Financial Corporation
                     3700 North 24th Street
                     Suite 130
                     Phoenix, Arizona 85016
                     Attn: D. E. Graham
                     Facsimile No.: (602) 224-9393
                     Phone No.: (602) 956-2629

           (iii)     If to Buyer:

                     CCIR of California Corp.
                     3502 East Roeser Road
                     Phoenix, Arizona  85040
                     Attn.:  Joseph G. Andersen,
                             Vice President, Secretary and Treasurer
                     Facsimile No.: (602) 232-9157
                     Phone No.: (602) 268-3461

                     With a copy to:

                     P. Robert Moya, Esq.
                     Quarles & Brady
                     One East Camelback Road, Suite 400
                     Phoenix, Arizona  85012
                     Facsimile No.:  (602) 230-5598
                     Phone No.:  (602) 230-5500

       5.2. Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable or delegable by any party without the prior written consent of the other party.

       5.3. Entire Agreement; Amendment; Conflict with Purchase Agreement. This Agreement supersedes any other agreement, whether written or oral, that may have been made or entered into by Buyer or Seller (or by any director, officer or representative thereof) relating to the matters contemplated hereby. Except for the Purchase Agreement, this Agreement constitutes the entire agreement by and among the parties with respect to the Escrow Deposit. This Agreement may be amended or supplemented at any time by additional written agreements executed by all parties hereto. Notwithstanding anything to the contrary contained herein, in the event of any conflict between this Agreement and the Purchase Agreement, the terms, conditions and provisions of the Purchase Agreement shall control.

       5.4. Titles and Headings; References to Sections. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. References to a "section" when used without further attribution shall refer to the particular section of this Agreement.

       5.5. Governing Law. The validity, performance and enforcement of this Agreement shall be governed by the laws of the State of Arizona, without giving effect to the principles of conflicts of law thereof.

       5.6. Execution in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

       5.7 Additional Documents. Buyer and Seller agree, if and when necessary, to execute Escrow Agent's standard forms.


       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

       SELLER: FLEXIBLE CIRCUITS TECHNOLOGY dba Dynaflex Technology, a California corporation



                             By:
                             Name:
                             Title:



       BUYER:                CCIR OF CALIFORNIA CORP., a California corporation

                             By:
                                  Joseph G. Andersen, Vice President,
                                  Secretary and Treasurer



       ESCROW AGENT:         ARIZONA ESCROW & FINANCIAL CORPORATION,
                             an Arizona corporation



                             By:
                             Name:
                             Title: